Exhibit 10.2
Separation and Release Agreement

This Separation and Release Agreement (the “Agreement”), by and between Cardlytics, Inc. (the “Company”) and David Evans (“You” or “Your”) (collectively referred to as the “Parties”), is entered into and effective as of July 28, 2020 (the “Effective Date”).
1.Termination of Separation Agreement. As of the Effective Date, the Parties acknowledge and agree that all prior agreements related to separation benefits or severance, including but not limited to, the Amended and Restated Separation Pay Agreement between You and the Company dated January 26, 2018 (the “Separation Agreement”) shall terminate. The termination of the Separation Agreement does not and will not result in the vesting, acceleration, or triggering of any employment benefit in Your favor, including, but not limited to, any post-termination payment obligation or any separation payment or benefit, or any other right which You may have under the Separation Agreement.
2.Separation Date. You acknowledge and agree that Your employment with the Company will terminate effective as of September 30, 2020 (the “Separation Date”).
3.Accrued Salary. On the next regular payroll following the Separation Date, the Company will pay You all accrued wages, earned through the Separation Date, subject to all required payroll deductions and withholdings. You are entitled to these payments regardless of whether or not You sign this Agreement.
4.Separation Payments. Provided that You satisfy the conditions of this Agreement, including the return of all Company property, and do not revoke this Agreement, the Company shall:
a.Pay You a separation payment equal to Three Hundred Thousand Dollars and Zero Cents ($300,000.00), minus all applicable withholdings, including taxes and Social Security (the “Separation Payment”). The Separation Payment shall be divided and paid in equal installments (each of which shall constitute a separate payment for purposes of §409A of the Internal Revenue Code) over a period of twelve (12) months in accordance with the Company’s current payroll schedule, beginning on the first Company payroll date that is at least eight (8) days after You return an executed version of this Agreement to the Company’s Chief Legal and Privacy Officer, Kirk Somers, located a 675 Ponce de Leon Avenue, Suite 6000, Atlanta, Georgia, 30308;
b.Pay You a pro-rated portion of Your annual bonus for calendar year 2020, if any, that would have been payable to You for such calendar year had You remained employed by the Company for the entire calendar year, calculated by multiplying the bonus by a fraction, the numerator of which is the number of days in calendar year 2020 preceding October 1, 2020, and the denominator of which is 365, all as determined in the sole and absolute discretion of the Company (the “Annual Bonus”). The Annual Bonus, if any, shall be subject to all applicable withholdings, and shall be paid on the same date the Company pays all such other bonuses for calendar year 2020;
c.Pay You the bonus You would have earned for the third quarter 2020 based on the Company’s performance but only if similarly situated executives are actually paid such a bonus (the “Third Quarter Bonus”). The Third Quarter Bonus, if any, will be subject to all applicable withholdings, and will be paid on the same date the Company pays all such other bonuses for third quarter 2020;
d.Allow you to keep the laptop and screens provided to you by the Company, provided You certify, in writing, on or before the Separation Date that you have completely wiped-clean and removed all Company documents from your laptop (or had the Company complete such task);
e.Subject to Your timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), reimburse Your COBRA premium under the Company’s major medical group health plan on a monthly basis through September 30, 2021, up to a maximum monthly reimbursement equal to the monthly amount the Company paid for such coverage on Your behalf prior to the Effective Date; provided, however, that in the event that You obtain other employment that offers group health benefits, the Company’s obligation to reimburse such premiums (but not the ability to continue COBRA coverage at Your sole expense) shall immediately cease when You become eligible to participate in such group health benefit plan;

Exhibit 10.2
(a) through (e), collectively, constitute the “Separation Benefits”). Because You are no longer employed, Your rights to any particular employee benefit shall be governed by applicable law and the terms and provisions of the Company’s various employee benefit plans and arrangements. You acknowledge that the Separation Date shall be the date used in determining benefits under all Company employee benefit plans. The Company’s obligations to provide the Separation Benefits listed above shall terminate immediately upon any breach by You of this Agreement or any other post-termination obligations to which You are subject. Notwithstanding anything to the contrary set forth above, if You breach this Agreement or any post-termination obligations to which You are subject, You acknowledge and agree that (i) You shall return to the Company ninety-five percent (95%) of any amounts You received, were reimbursed, or were paid on Your behalf under this Section above within ten (10) calendar days after receiving notice from the Company of such breach, as such amounts are not deemed earned absent Your compliance with this Agreement, and (ii) the remaining five percent (5%) shall constitute full and complete consideration sufficient to support enforcement of this Agreement against You, including, but not limited to, enforcement of Your release of claims set forth below.
1.Release. In exchange for the consideration set forth above, You release and discharge the Company[1] from any and all claims or liability, whether known or unknown, arising out of any event, act or omission occurring on or before the day You sign this Agreement, including, but not limited to, claims arising out of Your employment or the cessation of Your employment, claims arising out of or related to the Separation Agreement, claims arising out of the Employment Retirement Income Security Act of 1974 (ERISA), 29 U.S.C. §§ 1001-1461, claims for breach of contract, tort, negligent hiring, negligent training, negligent supervision, negligent retention, employment discrimination, retaliation, or harassment, as well as any other statutory or common law claims, at law or in equity, recognized under any federal, state, or local law. You also release any claims for unpaid back pay, sick pay, vacation pay, expenses, bonuses, claims arising out of or relating to equity or other ownership interest in the Company, claims to commissions, attorneys’ fees, or any other compensation. You agree that You are not entitled to any additional payment or benefits from the Company, except as set forth in this Agreement. You further agree that You have suffered no harassment, retaliation, employment discrimination, or work-related injury or illness, and that You do not believe that this Agreement is a subterfuge to avoid disclosure of sexual harassment or gender discrimination or to waive such claims. You acknowledge and represent that You (i) have been fully paid (including, but not limited to, any overtime to which You are entitled, if any) for hours You worked for the Company and (ii) do not claim that the Company violated or denied Your rights under the Fair Labor Standards Act. Notwithstanding the foregoing, the release of claims set forth above does not waive Your right to receive benefits under the Company’s 401(k) or pension plans, if any, that either (a) have accrued or vested prior to the Effective Date, or (b) are intended, under the terms of such plans, to survive Your separation from the Company.
2.ADEA/OWBPA Waiver. By agreeing to this provision, You release and waive any right or claim against the Company1 arising out of Your employment or the termination of Your employment with the Company under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq. (“ADEA”), and the Older Workers Benefit Protection Act, 29 U.S.C. § 621 et seq. (“OWBPA”), and the Georgia Prohibition of Age Discrimination in Employment, O.C.G.A. § 34-1-2 (such release and waiver referred to as the “Waiver”). You understand and agree that, (a) this Agreement is written in a manner that You understand; (b) You do not release or waive rights or claims that may arise after You sign this Agreement; (c) You waive rights and claims You may have had under the OWBPA and the ADEA, but only in exchange for payments and/or benefits in addition to anything of value to which You are already entitled; (d) You are advised to consult with an attorney before signing this Agreement; (e) You have twenty-one (21) calendar days (the “Offer Period”) from receipt of this Agreement to consider whether to sign it. If You sign before the end of the Offer Period, You acknowledge that Your decision to do so was knowing, voluntary, and not induced by fraud, misrepresentation, or a threat to withdraw, alter, or provide different terms prior to the expiration of the Offer Period. You agree that changes or revisions to this Agreement, whether material or immaterial, do not restart the running of the Offer Period; (f) You have seven (7) calendar days after signing this Agreement to revoke this Agreement (the “Revocation Period”). If You revoke, the Agreement shall not be effective or enforceable, and You shall not be entitled to the consideration set forth in this Agreement. To be effective, the revocation must be in writing and received by the Company’s Chief Legal and People Officer, Kirk Somers, 675 Ponce de Leon Ave, Suite 6000, Atlanta, Georgia 30308, prior to expiration of the Revocation Period; and (g) this Waiver shall not become effective or enforceable until the Revocation Period has expired.

Exhibit 10.2
3.No Admission of Liability. This Agreement is not an admission of liability by the Company.1 The Company denies any liability whatsoever. You and the Company enter into this Agreement to reach a mutual agreement concerning Your separation from the Company.
4.Non-Disparagement/Future Employment. You shall not make any disparaging or defamatory statements, whether written or oral, regarding the Company.1 You agree that the Company has no obligation to consider You for employment should You apply in the future.
5.Expense Reimbursement. You agree that, within ten (10) days of the Separation Date, You will submit a final expense reimbursement statement and supporting documentation reflecting all business expenses You incurred through the Separation Date for which You seek reimbursement, if any. The Company shall review and reimburse You for these business expenses pursuant to its regular business practice. The Company shall not reimburse You for any business expenses submitted more than ten (10) days after the Separation Date.
6.Confidentiality. You acknowledge and agree that neither You nor anyone acting on Your behalf has made or will make any disclosures concerning the existence or terms of this Agreement to any person or entity, including, but not limited to, any representative of the media, Internet web page, social networking site, “blog” or “chat room,” judicial or administrative agency or body, business entity or association, except: (a) Your spouse; (b) Your attorneys, accountants, or financial advisors; or (c) any court or government agency pursuant to an official request by such government agency, court order or legally enforceable subpoena. If You are contacted, served or learn that You will be served with a subpoena to compel Your testimony or the production of documents concerning this Agreement or Your employment with the Company, You agree to immediately notify the Company’s Chief Legal and People Officer by telephone and as soon as possible thereafter in writing. If You disclose the existence or terms of this Agreement pursuant to sub-clauses (a) or (b) of this paragraph, You shall inform such person or entity (i) of this confidentiality provision, and (ii) to maintain the same level of confidentiality required by this provision. Any breach of this provision by such person or entity shall be considered a breach by You. You may not use this Agreement as evidence, except in a proceeding in which a breach of this Agreement is alleged.
7.Return of Company Property. Except for the items identified in paragraph 4(d) above, You shall immediately return to the Company all of the Company’s property, including, but not limited to, computers, computer equipment, office equipment, mobile phone, keys, passcards, credit cards, confidential or proprietary lists (including, but not limited to, customer, supplier, licensor, and client lists), tapes, laptop computer, electronic storage device, software, computer files, marketing and sales materials, and any other property, record, document, or piece of equipment belonging to the Company. You shall not (a) retain any copies of the Company’s property, including any copies existing in electronic form, which are in Your possession, custody, or control, or (b) destroy, delete, or alter any Company property, including, but not limited to, any files stored electronically, without the Company’s prior written consent. The obligations contained in this Section shall also apply to any property which belongs to a third party, including, but not limited to, (i) any entity which is affiliated or related to the Company, or (ii) the Company’s customers, licensors, or suppliers.
8.Attorneys’ Fees. In the event of litigation relating to this Agreement other than a challenge to the Waiver, the prevailing party shall be entitled to recover attorneys’ fees and costs of litigation, in addition to all other remedies available at law or in equity.
9.Non-Interference. Notwithstanding anything to the contrary set forth in this Agreement or in any other agreement between You and the Company, nothing in this Agreement or in any other agreement shall limit Your ability, or otherwise interfere with Your rights, to (a) file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state, or local governmental agency or commission (each a “Government Agency”), (b) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company, (c) receive an award for information provided to any Government Agency, or (d) engage in activity specifically protected by Section 7 of the National Labor Relations Act, or any other federal or state statute or regulation.

Exhibit 10.2
10.Entire Agreement. This (a) Agreement, (b) the Restricted Stock Unit Grant dated March 24, 2020, (c) the Restricted Stock Unit Amendment dated July 28, 2020, (d) the Covenants Agreement executed by You on August 11, 2014 and (e) the Confidential Information and Inventions Assignment Agreement executed by You on August 11, 2014 (collectively items (b), (c), (d), and (e), the “Prior Agreements”) (collectively the “Agreements”) constitute the entire agreement between the Parties. The Prior Agreements are incorporated by reference, and each of the Parties post-termination rights and obligations contained in the Prior Agreements shall remain in full force and effect, and shall survive cessation of Your employment. Each of the Parties acknowledge that their respective post-termination rights and obligations contained in the Prior Agreements are valid, enforceable, and reasonably necessary to protect the interests of each Party, and each Party agrees to abide by such obligations. These Agreements supersede any prior communications, agreements, or understandings, whether oral or written, between the Parties arising out of or relating to the subject matter of this Agreement. Other than this Agreement, no other representation, promise, or agreement has been made with You to cause You to sign this Agreement.
11.Governing Law/Consent to Jurisdiction and Venue. The laws of the State of Georgia shall govern this Agreement. If Georgia’s conflict of law rules would apply another state’s laws, the Parties agree that Georgia law shall still govern. You agree that any claim arising out of or relating to this Agreement shall solely and exclusively be (i) brought in the Superior Court of Fulton County, Georgia, or (ii) brought in or removed to the United States District Court for the Northern District of Georgia, Atlanta Division. You consent to the personal jurisdiction of the courts identified above. You waive (i) any objection to jurisdiction or venue, or (ii) any defense claiming lack of jurisdiction or venue, in any action brought in such courts.
12.Voluntary Agreement. You acknowledge the validity of this Agreement and represent that You have the legal capacity to enter into this Agreement. You acknowledge and agree You have carefully read the Agreement, know and understand the terms and conditions, including its final and binding effect, and sign it voluntarily.
13.Execution. This Agreement may be executed in one or more counterparts, including, but not limited to, facsimiles and scanned images. Each counterpart shall for all purposes be deemed to be an original, and each counterpart shall constitute this Agreement.
If the terms set forth in this Agreement are acceptable, please initial each page, sign below, and return the signed original to the Company on or before the 21st day after You receive this Agreement. You understand that this Agreement may be revoked by You at any time before expiration of the Offer Period. If the Company does not revoke and does not receive a signed original on or before the 21st day after You receive this Agreement, then this offer is automatically revoked, and You shall not be entitled to the consideration set forth in this Agreement.
[1] For purposes of footnoted section of this Agreement, the term “Company” includes the Company, the Company’s parents, subsidiaries, affiliates and all related companies, as well as their respective officers, directors, shareholders, members, managers, employees, agents and any other representatives, any employee benefits plan of the Company, and any fiduciary of those plans.

Cardlytics, Inc.	David Evans

/s/ Kirk Somers	/s/ David Evans
Kirk Somers	David Evans
Chief of Legal and Privacy Officer
Date: July 28, 2020	Date: July 28, 2020